Exhibit 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES BOSTON HOUSTON DALLAS FORT WORTH AUSTIN	HANOI HO CHI MINH CITY SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NORTH JERSEY LAS VEGAS SOUTH JERSEY SYDNEY MYANMAR ALLIANCES IN MEXICO

February 20, 2026

Cohen & Company Inc.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104

Re:	Cohen & Company Inc. (the “Company”) - Form S-3 (Registration File No. 333-275186) (the “Registration Statement”), as supplemented by the Prospectus Supplement dated February 20, 2026 (the “Prospectus Supplement”)

Ladies and Gentlemen:

We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement as supplemented by the Prospectus Supplement with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement as supplemented by the Prospectus Supplement relates to the offer and sale by the Company of shares of its common stock, $0.01 par value (“Common Stock”), having an aggregate gross sales price of up to $75 million (the “Maximum Offered Price”). Shares of Common Stock representing $19,544,169 of the Maximum Offered Price (the “Shares”) are being registered by the Prospectus Supplement and sold pursuant to the terms of the Equity Distribution Agreement dated as of February 20, 2026, among the Company and Northland Securities, Inc. (trade name Northland Capital Markets) and Cohen & Company Securities, LLC, as sales agents (as amended, the “Agreement”).

For purposes of rendering this opinion letter, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

a.            the Registration Statement and the Prospectus Supplement, in the form filed and to be filed with the Commission, and the exhibits filed or to be filed in connection therewith;

b.            the Agreement;

Duane Morris llp
30 SOUTH 17TH STREET PHILADELPHIA, PA 19103-4196	PHONE: +1 215 979 1000 FAX: +1 215 979 1020

February 20, 2026 Page 2

c.            the Company’s Second Articles of Amendment and Restatement, as amended to date, as certified by the State of Maryland’s Department of Assessments and Taxation on February 19, 2026;

d.            the Bylaws of the Company, as amended to date, as certified by the Secretary of the Company; and

e.            resolutions of the Board of Directors of the Company, as attested to by the Secretary of the Company.

We have also examined such other certificates of public officials, such certificates of executive officers of the Company and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinion hereafter set forth.

In such examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents, and (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects. As to all questions of fact material to the opinion expressed herein, we have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Agreement and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to the terms of the Agreement against receipt by the Company of the consideration specified therein, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where the opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

The opinion expressed herein is limited to the matter expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

February 20, 2026 Page 3

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Duane Morris LLP

DUANE MORRIS LLP